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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                        THE GENERAL CHEMICAL GROUP INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

         .......................................................................

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                     [LOGO] THE GENERAL CHEMICAL GROUP INC.

                                                                  April 12, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The General Chemical Group Inc. to be held at the Mellon Bank Building, 8 West Loockerman Street, Dover, Delaware on Wednesday, May 16, 2001 at 9:30 a.m. local time.

     The Annual Meeting has been called for the purpose of: (1) electing six Directors for a one-year term; (2) approving an amendment to the Company's Certificate of Incorporation to effect any of a one-for-five, one-for-seven and one-half, or one-for-ten reverse split of the Company's Common Stock and Class B Common Stock, as determined by the Board of Directors in its sole discretion;
(3) ratifying the appointment of Deloitte & Touche LLP as the Company's independent auditors; and (4) considering and voting upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 28, 2001 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors recommends that you vote "FOR" the election of each of the six nominees of the Board of Directors as Directors of the Company, the approval of the reverse split of the Company's Common Stock and Class B Common Stock, and the ratification of Deloitte & Touche LLP as the Company's independent auditors.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                               Very truly yours,

                                               /s/ Todd M. DuChene
                                               TODD M. DUCHENE
                                               Secretary

                        THE GENERAL CHEMICAL GROUP INC.
                                  Liberty Lane
                          Hampton, New Hampshire 03842

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

                            ------------------------

To Stockholders of The General Chemical Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of THE GENERAL CHEMICAL GROUP INC. (the "Company") will be held at the Mellon Bank Building, 8 West Loockerman Street, Dover, Delaware on Wednesday, May 16, 2001 at 9:30 a.m. local time for the following purposes:

          1. To elect six Directors of the Company, each for a one-year term;

          2. To approve an amendment to the Company's Certificate of Incorporation to effect any of a one-for-five, one-for-seven and one-half, or one-for-ten reverse split of the Company's Common Stock and Class B Common Stock as determined by the Board of Directors in its sole discretion;

          3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Holders of record of the Company's Common Stock and Class B Common Stock at the close of business on March 28, 2001 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Todd M. DuChene

                                          TODD M. DUCHENE
                                          Secretary

Hampton, New Hampshire
April 12, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        THE GENERAL CHEMICAL GROUP INC.

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                PROXY STATEMENT
                            ------------------------
                                                                  APRIL 12, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The General Chemical Group Inc., a Delaware corporation ("General Chemical Group" or the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Mellon Bank Building, 8 West Loockerman Street, Dover, Delaware, May 16, 2001 at 9:30 a.m. local time, and any adjournment thereof. This proxy statement and the related proxy card, together with the Company's Annual Report to Stockholders for the year ended December 31, 2000, were first mailed by the Company on or about April 12, 2001 to stockholders of record as of March 28, 2001.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with the specifications thereon, or, if no specification is made, will be voted FOR approval of each of the proposals set forth in the Notice of Annual Meeting of Stockholders. A previously returned proxy may be revoked by any stockholder who attends the Annual Meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company at Liberty Lane, Hampton, New Hampshire 03842.

     A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company not later than the close of business on the tenth day following the day on which such stockholder's Notice of Annual Meeting of Stockholders was mailed by the Company. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on March 28, 2001 and will provide reimbursement for the cost of forwarding the material in accordance with customary charges.

               RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

     Holders of record of shares of Common Stock and Class B Common Stock of the Company at the close of business on March 28, 2001, are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock and Class B Common Stock vote together as a single class. Holders of Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share, both with respect to matters properly presented at the Annual Meeting. A stockholder list will be available for examination by stockholders at the Annual Meeting and at the office of the Company at Liberty Lane, Hampton, New Hampshire 03842, during ordinary business hours during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

     On March 28, 2001, there were 16,930,523 shares of Common Stock and 3,958,421 shares of Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

     Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at the Annual Meeting. Such abstentions and broker non-votes will have no effect on the outcome of the vote for Proposal 1 (Election of Directors) or Proposal 3 (Ratification of Appointment of Independent Auditors), but will be counted as being voted against Proposal 2 (Reverse Stock Split). "Broker non-votes" are shares held by brokers of nominees which are represented at the meeting but with respect to which the broker or nominee does not have discretionary power to vote on a particular matter and has received no instructions from the beneficial owners thereof or persons entitled to vote thereon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 28, 2001 certain information concerning each person believed to be a beneficial owner of more than 5% of Common Stock and Class B Common Stock and beneficial ownership by each nominee, director, named executive officer and all directors and officers as a group.

                                                                              SHARES OF      PERCENT OF
                                                                               CLASS B        CLASS B
                                       SHARES OF             PERCENT OF        COMMON          COMMON
      NAME OF BENEFICIAL OWNER        COMMON STOCK         COMMON STOCK(1)    STOCK(2)         STOCK
      ------------------------        ------------         ---------------    ---------      ----------
Paul M. Montrone(3).................    9,811,421(4)            46.97         3,958,421(4)     100.0%
Paul M. Meister(3)..................    2,213,127(5)            10.53           829,140(5)     20.95
1996 GRAT...........................    2,068,127(4)             9.90           829,140(4)     20.95
Gabelli Asset Management Inc.(6)....    1,325,300(7)             6.34                --           --
DeLyle W. Bloomquist(3).............       96,234(8)                *                --           --
Philip E. Beekman(3)................       90,000(9)(10)            *                --           --
Gerald J. Lewis(3)..................       35,000(9)(10)            *                --           --
Joseph M. Volpe(3)..................       15,000(9)(11)            *                --           --
John M. Kehoe, Jr.(3)...............       60,100(12)               *                --           --
David S. Graziosi...................        9,500(13)               *                --           --
All Directors and executive officers
  As a group (8 persons)............   10,265,255(14)            48.3%        3,958,421          100%

---------------

  * Less than 1%

 (1) The percentage ownership of Common Stock has been calculated assuming the conversion of all outstanding shares of Class B Common Stock. Percentage figures are based on 20,888,944 shares, which represents the total number of shares of Common Stock and Class B Common Stock outstanding as of March 28, 2001. As of such date, there were 16,930,523 shares of Common Stock and 3,958,421 shares of Class B Common Stock outstanding.

 (2) Holders of Class B Common Stock may convert each share of Class B Common Stock at any time and from time to time into one fully-paid and nonassessable share of Common Stock.

 (3) The address for all directors and executive officers is c/o The General Chemical Group Inc., Liberty Lane, Hampton, New Hampshire 03842.

 (4) Includes 1,167,019 shares of Common Stock and 2,088,631 shares of Class B Common Stock held directly by Mr. Montrone; 30,000 shares of Common Stock held directly by Sandra G. Montrone, the wife of Mr. Montrone; 3,000 shares of Common Stock held by a family trust; 1,238,987 shares of Common Stock and 829,140 shares of Class B Common Stock held by a grantor retained annuity trust formed in 1996 (the "1996 GRAT"); 1,201,687 shares of Common Stock and 811,283 shares of Class B Common Stock held by a grantor retained annuity trust formed in December 1998 (the "December 1998 GRAT"); 1,212,307 shares of Common Stock and 229,367 shares of Class B Common Stock and held by a grantor retained annuity trust formed in March 1999 (the "1999 GRAT"); and 1,000,000 shares of Common Stock held by Sewall Associates Family, L.P., a limited partnership under which Mr. and Mrs. Montrone are general partners and Mr. Montrone and a grantor-retained annuity trust formed in January 2000 (the "2000 GRAT") are the limited partners. Mrs. Montrone and Paul M. Meister are the co-trustees of the 1996 GRAT and Mrs. Montrone is the sole trustee with investment and voting discretion of the December 1998 GRAT. By virtue of her position as trustee, Mrs. Montrone may be deemed the beneficial owner of all shares held by the 1996 GRAT. Mr. and Mrs. Montrone are co-trustees of the 1998 GRAT and the 1999 GRAT, and by virtue of their position as co-trustees, each of Mr. and Mrs. Montrone may be deemed the beneficial owners of all shares held by the December 1998 GRAT and the 1999 GRAT. The address for Mr. and Mrs. Montrone and each of the GRATs is c/o The General Chemical Group Inc., Liberty Lane, Hampton, NH 03842.

     Does not include 100,000 shares of Common Stock held by a charitable foundation, of which Mr. Montrone is a Director and Mrs. Montrone is a director and officer. By virtue of their positions with the charitable foundation, Mr. and Mrs. Montrone may be deemed to be beneficial owners of the shares of Common Stock held by the charitable foundation. Mr. and Ms. Montrone disclaim any beneficial ownership of the 100,000 shares of Common Stock held by the charitable foundation.

     The shares of Common Stock and Class B Common Stock beneficially owned by Mr. Montrone represent 80.40% of the combined voting power of the outstanding shares of the voting stock.

     Pursuant to a registration rights agreement with General Chemical Group, Mr. Montrone and his family trusts may request, at any time prior to April 2004, the registration of their shares of Common Stock (including shares of Common Stock received upon the conversion of any Class B Common Stock) for sale under the Securities Act of 1933. The Company is required to accept up to three such requests for registration and, in addition, to include the shares of Mr. Montrone and his family trusts in a proposed registration of shares of Common Stock under the Securities Act in connection with the sale of shares of Common Stock by the Company or any other stockholder of the Company. The Company will be responsible for the expenses of any registration of shares of Mr. Montrone and his family trusts effected under the registration rights agreement, other than brokerage and underwriting commissions and taxes relating to the sale of the shares.

 (5) Includes 120,000 shares of Common Stock issuable upon the exercise of options within 60 days of March 23, 2001; 10,000 shares of Common Stock owned by Mr. Meister directly; an aggregate of 15,000 restricted units granted pursuant to the Company's Restricted Unit Plan (as defined below). Also includes 1,238,987 shares of Common Stock and 829,140 shares of Class B Common Stock held by the 1996 GRAT. By virtue of his status as co-trustee of the 1996 GRAT, Mr. Meister may be deemed to beneficially own the shares held by the 1996 GRAT. Mr. Meister expressly disclaims beneficial ownership of such shares.

 (6) The address of Gabelli Asset Management Inc. ("Gabelli") is One Corporate Center, Rye, NY 10580-1435.

 (7) The information presented herein is based solely upon a Schedule 13D filing made with the SEC by Gabelli on January 16, 2001. According to the Schedule 13D filing, Gabelli possesses sole voting power and sole dispositive power over the 1,325,300 shares. The percentage ownership of Common Stock for Gabelli prior to the conversion of all outstanding shares of Class B Common Stock into Common Stock would be 7.83%.

 (8) Includes 18,200 Shares of Common Stock held by Mr. Bloomquist directly, an aggregate of 43,534 restricted units granted pursuant to the Company's Restricted Unit Plan and 34,500 shares of Common Stock issuable upon the exercise of options within 60 days of March 28, 2001.

 (9) Includes 5,000 restricted units granted pursuant to the Company's Restricted Unit Plan for Non-Employee Directors. Pursuant to this plan, twenty-five percent of the restricted units and related Dividend Equivalents

(as defined in the plan) vest for each year of service as a non-employee director. Except as otherwise provided in the plan, vested restricted units are payable when the grantee ceases to be a director of the Company.

(10) Includes options to purchase 30,000 shares of Common Stock.

(11) Includes options to purchase 10,000 shares of Common Stock.

(12) Includes 60,000 shares of Common Stock issuable upon the exercise of options within 60 days of March 28, 2001 and 100 shares held directly by Mr. Kehoe.

(13) Includes 5,000 shares of Common Stock held by Mr. Graziosi directly and 4,500 shares of Common Stock issuable upon the exercise of options within 60 days of March 28, 2001.

(14) Includes 5,941,300 shares of Common Stock held directly and 3,958,421 shares of Class B Stock, 58,534 restricted units granted pursuant to the Company's Restricted Unit Plan which have become vested, 15,000 restricted units granted pursuant to the Company's Restricted Unit Plan for Non-Employee Directors, which vest according to the schedule described in footnote 11 above, and 292,000 shares of Common Stock issuable upon the exercise of options within 60 days of March 28, 2001.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

     The Board of Directors of The General Chemical Group Inc. (the "Board") consists of Paul M. Montrone (Chairman), Paul M. Meister (Vice Chairman), Philip
E. Beekman, John M. Kehoe, Jr., Gerald J. Lewis and Joseph M. Volpe. Mr. Montrone has been a director of the Company since 1988. Messrs. Meister, Beekman and Lewis have been directors of the Company since 1996 and Messrs. Kehoe and Volpe have been directors of the Company since April 1999.

     Upon recommendation of the Nominating Committee (as defined below), the Board has nominated for election as directors at the Annual Meeting Messrs. Paul
M. Montrone, Paul M. Meister, Philip E. Beekman, John M. Kehoe, Jr., Gerald J. Lewis and Joseph M. Volpe, each of whom is currently a director whose term expires at the Annual Meeting. If elected, the nominees will serve for a one-year term expiring in 2002. Management does not contemplate that the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of such other person as may be recommended by the Board in place of such nominee.

     The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on this proposal (and broker non-votes) will have no effect on the outcome of the vote. Mr. Montrone and the Montrone family trusts and entities, as described in note 4 to the table under "Security Ownership of Certain Beneficial Owners and Management," have indicated that they intend to vote for the nominees for election as directors. It is expected, therefore, that the nominees for director will be elected regardless of the vote by other stockholders.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

     Information about the nominees for election as directors, including biographical and employment information, is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS (ALL FOR A TERM EXPIRING IN 2002)

     Paul M. Montrone, 59, Chairman of the Board, has been a director of the Company since 1988 and was President of the Company from 1987 to 1994. Mr. Montrone has been Chairman of the Board of Fisher Scientific International Inc. ("Fisher") (healthcare laboratory products) since March 1998, Chief Executive Officer and a director of Fisher from prior to 1996 to March 1998, and President of Fisher from prior to 1996 until 1998. Mr. Montrone is also a director of Waste Management, Inc. (environmental services) and GenTek Inc. (Chairman) (telecommunications equipment).

     Paul M. Meister, 48, has been Vice Chairman of the Board since 1998 and has been a director of the Company since 1996. Mr. Meister has been Vice Chairman of the Board and Executive Vice President of Fisher since March 2001 and was Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher from March 1998 to March 2001. From prior to 1996 to March 1998 Mr. Meister was Senior Vice President and Chief Financial Officer of Fisher. Mr. Meister is also a director of Mineral Technologies Inc., M&F Worldwide Corp. and GenTek Inc. (Vice Chairman).

     Philip E. Beekman, 69, has been a director of the Company since 1996. Mr. Beekman has been President of Owl Hollow Enterprises (consulting and investment) since prior to 1996. Mr. Beekman is also a director of Linens 'n Things Inc. (retail), Kendle International Inc. (research and development services for biotechnology and pharmaceutical companies) and Sunbeam Corporation (home appliances).

     John M. Kehoe, Jr., 67, has been a director, President and Chief Executive Officer of the Company since April 1999. Mr. Kehoe has served as President and Chief Executive Officer of Wheelabrator Technologies Inc. (energy and environmental services) since prior to 1996.

     Gerald J. Lewis, 67, has been a director of the Company since 1996. Judge Lewis has been Chairman of Lawsuit Resolution Services since 1997, and was of counsel to the law firm of Latham & Watkins from prior to 1996 to 1997. Judge Lewis is also a director of Invesco Mutual Funds.

     Joseph M. Volpe, 60, has been a director of the Company since April 1999. Mr. Volpe has been General Manager of the Metropolitan Opera since prior to 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of such equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended December 31, 2000, the
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board met four (4) times during 2000. Each of the members of the Board attended all of the meetings of the Board and all the meetings of the Board Committees on which he served. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2000, the Audit Committee and Compensation Committee met two times and the Nominating Committee met one time.

     Audit Committee. The Audit Committee of the Board consists of Messrs. Beekman, Lewis and Volpe, with Judge Lewis serving as Chairman. Each member of the Audit Committee is "independent" within the meaning of the New York Stock Exchange rules pertaining to such matters and, as a result, no member has any relationship with the Company that may interfere with the exercise of his independence from the Company and the Company's management.

     On March 8, 2000, the Board adopted a new charter for the Audit Committee (the "Charter"). The Charter contains the Committee's mandate, membership requirements and duties and obligations. The Committee reviewed the Charter in March 2001 to determine its adequacy and will review the Charter annually and, if appropriate, recommend revisions to the Board. Under the Charter, the Audit Committee is responsible, among other tasks, for recommending the firm to be appointed as independent auditors to audit the Company's financial statements and to perform services related to the audit; reviewing with management and the independent auditors the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of the Company; reviewing the non-audit services to be performed by the independent auditors, if any; and considering the effect of such performance on the auditor's independence.

     Compensation Committee. The Compensation Committee of the Board consists of Messrs. Beekman, Meister and Volpe, with Mr. Beekman serving as Chairman. It is responsible for reviewing and recommending compensation arrangements for directors and officers; approving such arrangements for other senior level employees; administering certain benefit and compensation plans of the Company and its subsidiaries; monitoring the activities of an internal committee of members of management established to carry out policies and guidelines with respect to such plans; and performing such other tasks related to and in furtherance of the foregoing as it may consider necessary or appropriate or as may be assigned to it by the Board from time to time.

     Nominating Committee. The Nominating Committee of the Board consists of all members of the Board, with Mr. Montrone serving as Chairman. It is responsible for nominating persons for election to the Board. The Nominating Committee will consider nominees properly recommended by stockholders. The By-Laws of the Company prescribe an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure").

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. The Company's By-Laws provide that any stockholder of record wishing to nominate candidates for election as directors must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive office, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed and received by, the Company at its principal executive office not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such annual meeting or (b) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. If the inspectors of election determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Stockholder recommendations may be sent to the Nominating Committee, c/o Secretary, The General Chemical Group Inc., Liberty Lane, Hampton, New Hampshire 03842.

                           REPORT OF AUDIT COMMITTEE

     During the past year, the Audit Committee has, among other activities, (i) reviewed and discussed with management the Company's audited annual financial statements for the fiscal year ended December 31, 2000 and interim quarterly results, (ii) discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 ("Communications with Audit Committees"), and (iii) considered the independence of Deloitte & Touche LLP, by having discussions with representatives of Deloitte & Touche LLP and receiving a letter from them including disclosures required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). On the basis of the above, the Audit Committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          The Audit Committee
                                          Of the Board of Directors
                                          Gerald J. Lewis, Chairman
                                          Philip E. Beekman
                                          Joseph M. Volpe

                           COMPENSATION OF DIRECTORS

     The non-employee directors of General Chemical Group are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Non-employee directors of the Company (other than Messrs. Montrone and Meister) receive compensation of $40,000 per year, with no additional fees for attendance at Board or committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of The General Chemical Group Inc., any director entitled to compensation may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year and for succeeding calendar years credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments at the director's discretion commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Company's Board or of a later calendar year specified by such director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of The General Chemical Group Inc., any non-employee director who retires from the Board with at least five years of service as a director (other than Messrs. Montrone and Meister) is eligible for an annual retirement benefit for the remainder of such director's lifetime. The annual retirement benefit for a director who retires with five years of service is equal to 50% of the director fee in effect at the date of the director's retirement and for directors with more than five years of service the annual retirement benefit is increased by 10% of the director fee in effect at the date of such director's retirement for each additional year of service, up to 100 percent of such fee for 10 or more years of service as a director or for directors who retire after age 70 regardless of length of service.

     Restricted Unit Plan for Non-Employee Directors. Pursuant to the Restricted Unit Plan for Non-Employee Directors of The General Chemical Group Inc., each non-employee director of the Company (other than Messrs. Montrone and Meister), upon becoming a director of the Company, receives a one-time grant of 5,000 restricted units under the Restricted Unit Plan for Non-Employee Directors evidencing a right to receive shares of Common Stock, subject to certain restrictions. The Company will maintain a memorandum account for each director who received the grant of restricted units and credit to such account the amount of any cash dividends and shares of stock of any subsidiary distributed on the shares of Common Stock ("Dividend Equivalents") underlying such director's restricted units from the date of grant until the payment date described below. No shares of Common Stock will be issued at the time restricted units are granted, and the Company will not be required to set aside a fund for any such grant or for amounts credited to the memorandum account. Pursuant to the terms of the plan neither the restricted units nor the memorandum account may be sold, assigned, pledged or otherwise disposed of. Twenty-five percent of the restricted units and the related Dividend Equivalents will vest for each year of service as a director of the Company. Vested restricted units and the related Dividend Equivalents will not be payable until the director ceases to be a member of the Company's Board. At that time, the director will receive one share of Common Stock for each vested restricted unit, provided that a director may elect, prior to the date on which restricted units vest, to have payment deferred to a later date. Any restricted units and related Dividend Equivalents that have not vested at the time the director ceases to be a director of the Company will be cancelled unless service has terminated because of death or disability, in which event all such restricted units and related Dividend Equivalents will vest immediately. When payment of restricted units is made, eligible non-employee directors will also receive cash and securities equal to the related Dividend Equivalents, together with interest on the cash based upon the average quoted rate for ten-year U.S. Treasury Notes. In the event of a stock dividend, stock split, recapitalization, merger, liquidation or similar event, the Board, in its sole discretion, may make equitable adjustments in outstanding awards and the number of shares of Common Stock reserved for issuance under the plan.

COMPENSATION OF EXECUTIVE OFFICERS AND KEY EMPLOYEES

                         I.  SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the President and Chief Executive Officer and each of the Company's two other executive officers or key employees (the "Named Executives") for services in all capacities to General Chemical Group and its subsidiaries during or with respect to 1998, 1999 and 2000. The Company did not have any other executive officers or key employees.

                                                                        LONG TERM
                                                  ANNUAL              COMPENSATION
                                               COMPENSATION              AWARDS
                                             -----------------   -----------------------
                                                                 RESTRICTED   SECURITIES
         NAME AND PRINCIPAL                                        STOCK      UNDERLYING      ALL OTHER
              POSITION                YEAR   SALARY$   BONUS$      AWARDS     OPTIONS(#)   COMPENSATION$(1)
         ------------------           ----   -------   -------   ----------   ----------   ----------------
John M. Kehoe, Jr.(2)...............  2000   187,500   125,000       0         200,000               0
  President and Chief Executive
  Officer                             1999   142,300   187,000       0               0               0
DeLyle W. Bloomquist................  2000   225,000   125,000       0          20,000          23,000
  Vice President and                  1999   225,000   150,000       0          10,000          23,000
  Chief Operating Officer             1998   200,000    50,000       0               0          13,000
David S. Graziosi(3)................  2000   120,000    80,000       0          15,000           4,000
  Vice President -- Finance

---------------

(1) Amounts listed in this column reflect the Company's contributions to the Company's Savings and Profit Sharing Plan and Supplemental Savings Plan.

(2) Mr. Kehoe joined the Company in April 1999.

(3) Mr. Graziosi joined the Company in March 2000.

                     II.  OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted during 2000 to the Named Executives.

                                                 PERCENT OF
                                  NUMBER OF        TOTAL
                                  SECURITIES      OPTIONS                                  GRANT DATE
                                  UNDERLYING     GRANTED TO     EXERCISE                     PRESENT
                                   OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION        VALUE
              NAME                GRANTED(1)    FISCAL YEAR      ($/SH)        DATE          ($)(2)
              ----                ----------    ------------    --------    ----------    -------------
John M. Kehoe, Jr...............   200,000         43.29%         2.00      03/02/2010       338,000
DeLyle W. Bloomquist............    20,000          4.33%         2.00      03/02/2010        33,800
David S. Graziosi...............    15,000          3.25%         2.00      03/02/2010        25,350

---------------

(1) Options granted pursuant to The General Chemical Group Inc. 1996 Stock Option and Incentive Plan (the "1996 Plan") or The General Chemical Group Inc. 2000 Long-Term Incentive Plan (the "2000 Plan"). Options become exercisable in installments of 30%, 30% and 40%, on the first three anniversaries of the date of grant, respectively.

(2) The estimated grant date present value reflected in this column is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected above include (i) a stock price as indicated in the table above, equal to the fair market value of the underlying stock on the date of grant; (ii) options are exercised at the end of a five year period;
    (iii) interest rates representing the interest rate on U.S. Treasury Securities with maturity dates of five years as of the date of grant; and
    (iv) volatility of approximately 90%. The ultimate value of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

             III.  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table includes information for each Named Executive Officer with regard to the aggregate number of stock options held on December 31, 2000. No stock options were exercised by Named Executive Officers in 2000.

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                 SHARES                            12/31/00(#)            OPTIONS AT 12/31/00($)(1)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                                EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               -----------   -----------   -----------   -------------   -----------   -------------
John M. Kehoe, Jr............      --            --               0         200,000           0              0
DeLyle W. Bloomquist.........      --            --          18,000          52,000           0              0
David S. Graziosi............      --            --               0          15,000           0              0

---------------

(1) The value of the underlying securities at December 29, 2000 was $.938 per share.

PENSION PLANS

     The General Chemical Corporation Salaried Employee's Pension Plan (the "Pension Plan") is a defined benefit plan that generally benefits full-time, salaried employees. A participating employee's annual retirement benefit is determined by the employee's credited service under the Pension Plan and average annual earnings during the five years of the final ten years of service credited under the Pension Plan for which such employee's earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The Pension Plan provides that a participating employee's right to receive benefits under the Pension Plan becomes fully vested after five years of service. Under the Pension Plan, benefits are adjusted by a portion of the social security benefits received by participants. Under this formula, the average recognized compensation under the Pension Plan for each of the named executives as of December 31, 2000 was: Mr. Kehoe, $374,000; Mr. Bloomquist, $350,000; and Mr. Graziosi, $212,500.

     In addition, the Named Executive Officers participate in an unfunded nonqualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the Pension Plan, but which are not payable under the Pension Plan by reason of certain benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

     The table below indicates the estimated maximum annual retirement benefit a hypothetical participant would be entitled to receive under the Pension Plan and the excess benefit plan (without regard to benefit limitations imposed by the Code) before any deduction for social security benefits if the retirement occurred December 31, 2000, at the age of 65, after the indicated number of years of credited service and if average annual earnings equaled the amounts indicated.

  AVERAGE                           YEARS OF CREDITED SERVICE (2)
  ANNUAL      --------------------------------------------------------------------------
EARNINGS(1)   5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-----------   --------   --------   --------   --------   --------   --------   --------
$  200,000    $ 20,000   $ 40,000   $ 60,000   $ 80,000   $100,000   $100,000   $105,000
   250,000      25,000     50,000     75,000    100,000    125,000    125,000    131,250
   300,000      30,000     60,000     90,000    120,000    150,000    150,000    157,500
   400,000      40,000     80,000    120,000    160,000    200,000    200,000    210,000
   500,000      50,000    100,000    150,000    200,000    250,000    250,000    262,500
   600,000      60,000    120,000    180,000    240,000    300,000    300,000    315,000
   700,000      70,000    140,000    210,000    280,000    350,000    350,000    367,500
   800,000      80,000    160,000    240,000    320,000    400,000    400,000    420,000
   900,000      90,000    180,000    270,000    360,000    450,000    450,000    472,500
 1,000,000     100,000    200,000    300,000    400,000    500,000    500,000    525,000

---------------

(1) Compensation qualifying as annual earnings under the Pension Plan approximate the amounts set forth as Salary and Bonus in the Summary Compensation table for the individuals listed on such table.

(2) The number of years of credited service under the Pension Plan for Messrs. Kehoe, Bloomquist and Graziosi is approximately 2, 12, and 2, respectively.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's compensation program is administered by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Committee's primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, incentivize these executives to achieve General Chemical Group's business objectives, and strengthen the link between management and shareholder interests. To achieve these objectives, the Committee expects to retain those compensation plans that tie a substantial portion of an executive's overall compensation to General Chemical Group's performance.

     The principal elements of General Chemical Group's executive compensation program consist of base salaries and incentive variable compensation in the form of annual bonus, stock options and other long-term compensation awards. The policies of the Compensation Committee with respect to the base salary and incentive compensation awarded to the Company's senior executives, including Mr. Kehoe, the Company's President and Chief Executive Officer, are discussed below.

     Base Salaries. The initial base salaries for executive officers are determined by the Compensation Committee based on its evaluation of the responsibilities of the position held by the executive, as well as the executive's business experience, past performance and anticipated contributions to the Company's future success.

     Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer. The Compensation Committee will take into consideration in the case of each executive officer the scope of his or her responsibilities, time commitments, financial results, product quality improvements, regulatory compliance, new business development and any other applicable factors.

     Annual Incentive Compensation. Pursuant to the terms of General Chemical Group's Performance Plan, annual cash incentive awards are payable to the extent that annual Company and individual business performance objectives specified by the Committee are attained. Company and individual performance objectives may be based on Company-wide or operating unit performance in the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio and return on capital, the level of individual contribution to the success of the Company, and compensation opportunities under other General Chemical Group incentive plans. Based on the performance of the Company in 2000, Mr. Kehoe was awarded a bonus of $125,000 for 2000.

     Long-Term Incentive Compensation. The Committee expects to endeavor to foster an ownership culture that encourages superior performance by General Chemical Group's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company. To that end, in 2000 pursuant to The General Chemical Group Inc. 1996 Stock Option and Incentive Plan and The General Chemical Group Inc. 2000 Long-Term Incentive Plan, the Board of Directors has awarded 462,000 options to purchase shares having an exercise price range of $0.469 to $2.00. The Committee in its discretion will determine subsequent awards.

     Compliance with Section 162(m). The Compensation Committee believes that, unless circumstances warrant an exception, General Chemical Group should only pay compensation to its executive officers in excess of $1 million if such excess amount is performance-based compensation exempt from the limit on deductibility of such compensation under Section 162(m) of the Code.

                                   The Compensation Committee
                                   of the Board of Director
                                   Philip E. Beekman, Chairman
                                   Gerald J. Lewis
                                   Joseph Volpe

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2000, there were no interlocking relationships existing between the Company's Board of Directors or compensation committee of any other company.

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on May 31, 1996 (the date of the Company's initial public offering of Common Stock) in each of (1) The General Chemical Group Inc. Common Stock, (2) the Standard & Poor's 500 Index, (3) the Standard & Poor's Chemical Composite Index, and (4) the Standard & Poor's Small Cap Chemicals Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              AMONG THE GENERAL CHEMICAL GROUP INC. COMMON STOCK,
             THE STANDARD & POOR'S 500 INDEX, THE STANDARD & POOR'S
  CHEMICAL COMPOSITE INDEX AND THE STANDARD & POOR'S SMALL CAP CHEMICALS INDEX
                                    [GRAPH]

                                                                                         S&P CHEMICALS           S&P SMALLCAP
                                           GEN CHEM (GCG)      S&P 500 COMP. INDEX      COMPOSITE INDEX        CHEMICALS INDEX
                                           --------------      -------------------      ---------------        ---------------
5/31/96                                           100                    100                    100                    100
12/31/96                                       123.46                  112.1                 108.62                 110.83
12/31/97                                       140.84                 149.49                 132.15                 115.18
12/31/98                                        73.78                 192.21                 123.83                  96.22
12/31/99                                        53.76                 232.66                 145.17                 102.78
12/31/00                                        21.79                 211.48                 132.97                  80.69

                     ASSUMES $100 INVESTED ON MAY 31, 1996
                          ASSUMES DIVIDENDS REINVESTED

                                            5/31/96    12/31/96    12/31/97    12/31/98    12/31/99    12/31/00
                                            -------    --------    --------    --------    --------    --------
General Chemical (GCG)....................  100.00      123.46      140.84       73.78       53.76       21.79
S&P 500 Composite Index...................  100.00      112.10      149.49      192.21      232.66      211.48
S&P Chemicals Composite Index.............  100.00      108.62      132.15      123.83      145.17      132.97
S&P Small Cap Chemicals Index.............  100.00      110.83      115.18       96.22      102.78       80.69

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company is party to a management agreement with Latona Associates Inc. ("Latona Associates"). Latona Associates is a management advisory company that, since 1995, has provided the Company with strategic management, business and financial advisory services, including guidance and advice relating to financings, security offerings, recapitalization, restructurings, acquisitions and tax and employee benefit matters. Paul M. Montrone, the controlling stockholder and Chairman of the Board of the Company, also controls Latona

Associates. In addition, Paul M. Meister, Vice Chairman of the Board of the Company, is a Managing Director of Latona Associates.

     In connection with the spin-off in April 1999 of the Company's former subsidiary, GenTek Inc., Latona Associates agreed to provide its services separately to the Company and to GenTek Inc. and to split its current fee between the two companies. The Company's fee for 2000 was $1,595,000. These annual fees are payable quarterly in advance and are adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition, if the Company requests that Latona provide advisory services in connection with any acquisition, business combination or other strategic transaction, the Company will pay Latona Associates additional fees, comparable to those received by investment banking firms for similar services (subject to the approval of a majority of the independent directors).

     The Company's agreement with Latona Associates extends through 2004. The agreement may be terminated by the Company or Latona Associates if the other party ceases, or threatens to cease, to carry on its business, or commits a material breach of the agreement which is not remedied within 30 days of notice of such breach. The Company may terminate the agreement if Mr. Montrone ceases to hold, directly or indirectly, shares of the Company's capital stock constituting at least 20% of the aggregate voting power of the Company's capital stock.

     While there can be no assurance that the amount of fees paid by the Company to Latona Associates for services does not exceed the amount that the Company would have to pay to obtain similar services from unaffiliated third parties, the Company believes that the employees of Latona Associates have extensive knowledge concerning its business which would be impractical for a third party to obtain. As a result, the Company has not compared the fees payable to Latona Associates with fees that might be charged by third parties for similar services.

     Proposals regarding amendments to, waivers of, extensions of or other changes in the terms of the agreement with Latona Associates, as well as any transactions perceived to involve potential conflicts of interest, will be dealt with on a case-by-case basis, taking into account relevant factors including the requirements of the New York Stock Exchange and prevailing corporate practices.

                                  PROPOSAL 2:
                              REVERSE STOCK SPLIT

     The Company is seeking stockholder approval to effect a reverse split of its Common Stock and Class B Common Stock by amending the Company's Certificate of Incorporation (the "Reverse Split"). The text of the proposed amendment to the Certificate of Incorporation (the "Reverse Split Amendment") is attached to this Proxy Statement as Appendix A.

     The Company is seeking stockholder approval of three different reverse split ratios (each, a "Reverse Split Ratio"), (a) a one-for-five reverse split,
(b) a one-for-seven and one-half reverse split, and (c) a one-for-ten reverse split, with the Board having the authority to determine which of the three Reverse Split Ratios will be employed by the Company. Although the Company is seeking stockholder approval of the three Reverse Split Ratios, only one of these ratios will be effected and implemented by the Board in its sole discretion. Therefore, the Reverse Split Amendment will provide for only one Reverse Split of the Common Stock and Class B Common Stock utilizing the Reverse Split Ratio chosen by the Board. The Board will be authorized to determine which of the three Reverse Split Ratios will be employed in the Reverse Split, and once this determination is made, the two other Reverse Split Ratios will be deemed abandoned by the Board and thereafter may not be effected by the Company without stockholder approval. In making its determination, the Board will consider, among other factors, the issues discussed under "Purpose and Background of the Reverse Split" below.

     The following is a description of the impact of each of the three Reverse Split Ratios on the Company's capital structure:

     - A one-for-five Reverse Split of the Company's Common Stock and Class B Common Stock would reduce the number of issued shares of Common Stock and Class B Common Stock by approximately 80%, with each share of outstanding Common Stock currently issued being reclassified into approximately

       0.20 shares of Common Stock and each share of Class B Common Stock being reclassified into approximately 0.20 shares of Class B Common Stock. The total number of shares held by each stockholder will be reclassified automatically into the number of shares equal to the number held immediately before the Reverse Split divided by five, except that the stockholders will receive cash in lieu of fractional shares.

     - A one-for-seven and one-half Reverse Split of the Company's Common Stock and Class B Common Stock would reduce the number of issued shares of Common Stock and Class B Common Stock by approximately 76.7%, with each share of outstanding Common Stock being reclassified into approximately
       0.13 shares of Common Stock and each share of Class B Common Stock being reclassified into approximately 0.13 shares of Class B Common Stock. The total number of shares held by each stockholder will be reclassified automatically into the number of shares equal to the number held immediately before the Reverse Split divided by seven-and-one-half, except that the stockholders will receive cash in lieu of fractional shares.

     - A one-for-ten Reverse Split of the Company's Common Stock and Class B Common Stock would reduce the number of shares of Common Stock and Class B Common Stock by approximately 90%, with each share of outstanding Common Stock being reclassified into 0.10 shares of Common Stock and each share of Class B Common Stock being reclassified into 0.10 shares of Class B Common Stock. The total number of shares held by each stockholder will be reclassified automatically into the number of shares equal to the number held immediately before the Reverse Split divided by ten, except that the stockholders will receive cash in lieu of fractional shares.

PURPOSE AND BACKGROUND OF THE REVERSE SPLIT

     The Reverse Split is intended to raise the per share price of Common Stock in an effort to continue its listing on the New York Stock Exchange (the "NYSE") or to enable the Company to seek to list its Common Stock on an alternative national securities exchange or quotation system. In July 2000, the Company received notice from the NYSE that it was not in compliance with the NYSE's requirement that the average trading price of a listed company's common stock over any 30-day period equal or exceed $1.00 per share. The NYSE has informed the Company that the trading price of Common Stock must exceed $1.00 per share by the later of (a) six months from the NYSE's July 2000 notice, i.e., February 2001, or (b) the Company's next annual stockholders' meeting, which is the Annual Meeting for which this Proxy Statement is being sent to the Company's stockholders. Since July 1, 2000, the closing price of the Common Stock on the NYSE has ranged from $0.469 to $1.50 per share.

     In February 2000, the Company received notice from the NYSE stating that it was no longer in compliance with the NYSE's continued listing criteria, which require, among other things, that a listed company have a market capitalization of not less than $50 million and total shareholder equity of not less than $50 million. In order to maintain the continued listing of its common stock on the NYSE, the Company is following the NYSE 's rules and procedures applicable to listed companies which fail to meet the continued listing criteria, and is currently subject to quarterly compliance monitoring by the NYSE. Accordingly, the Reverse Split will not necessarily result in the Company's compliance with NYSE's continued listing criteria.

     While there can be no assurance, the Company believes the implementation of the Reverse Split, if approved by its stockholders, will result in an increase in the trading price of the Common Stock above the $1.00 per share minimum mandated by the NYSE for continued listing and enable the Common Stock to continue to trade on the NYSE. However, while the Company believes that implementation of a Reverse Split is a satisfactory mechanism to achieve compliance with the NYSE's share price requirements, the Reverse Split will not result in compliance with the minimum shareholders equity requirement of the NYSE, even if the trading price for the Common Stock exceeds the $1.00 minimum threshold for the mandated period as a result of the Reverse Split.

     In the event that the Common Stock is delisted by the NYSE, or if it becomes apparent to the Company that it will be unable to meet the NYSE's continued listing criteria in the foreseeable future, the Company will seek to have its stock listed or quoted on another national securities exchange or quotation system. The Company is also proposing the Reverse Split to enable it to seek to list the Common Stock on an alternative national securities exchange or quotation system, if necessary. As with the NYSE, other national securities exchanges and quotation systems typically require that a listed security have a minimum average trading price per share over a given period. In addition, most national securities exchanges and quotation systems require that the per share price upon the initial listing of a stock exceed a number higher than $1.00, such as $4.00 or $5.00 per share. Therefore, the Company needs to effect the Reverse Split in order to maintain its listing on the NYSE, or to secure an alternative listing on another national securities exchange or quotation system.

     If the market price for the Common Stock remains below $1.00 per share and the Common Stock is no longer listed on the NYSE, the Common Stock may be deemed to be "penny stock". If the Common Stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell Company securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by these requirements could discourage them from facilitating trades in the Common Stock, which could have an adverse effect on the liquidity of the Common Stock.

     GIVEN THE PURPOSE AND BACKGROUND OF THE REVERSE SPLIT, IF PROPOSAL 2 IS APPROVED BY THE STOCKHOLDERS, THE BOARD EXPECTS TO SELECT THE REVERSE SPLIT RATIO THAT WILL RESULT IN THE SMALLEST POSSIBLE DECREASE IN THE NUMBER OF OUTSTANDING SHARES OF CAPITAL STOCK, STILL RESULTING IN THE INCREASE IN THE TRADING PRICE OF THE COMMON STOCK TO THE AMOUNT IN EXCESS OF THAT REQUIRED TO MAINTAIN THE LISTING OF THE COMMON STOCK ON THE NYSE OR TO ENABLE THE COMPANY TO LIST THE COMMON STOCK ON AN ALTERNATIVE NATIONAL SECURITIES EXCHANGE OR QUOTATION SYSTEM.

EFFECTIVENESS OF THE REVERSE SPLIT

     If Proposal 2 is approved by the Company's stockholders, the Reverse Split would become effective at 5:00 p.m. Eastern Standard Time on the day (the "Effective Time") that the Company files the Reverse Split Amendment with the Secretary of State of the State of Delaware. The Reverse Split Amendment will contain the Reverse Split Ratio selected by the Board as the ratio to be employed by the Company to implement the Reverse Split.

     If Proposal 2 is approved by stockholders, the Company expects to file the Reverse Split Amendment promptly after the Annual Meeting. However, the Board has the discretion to delay effecting the Reverse Split or not to carry out the Reverse Split if it determines that it is not in the Company's best interests. In accordance with Delaware law, the Board has reserved the right, notwithstanding the approval of Proposal 2 by the stockholders, to abandon the Reverse Split at any time before the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware. The Board may consider a variety of factors in determining the Reverse Split Ratio to be employed and whether or not to proceed with the Reverse Split, including overall trends in the stock market, business developments and the Company's actual and projected financial performance.

STOCK CERTIFICATES

     Mellon Investor Services LLC, the transfer agent for the Company, will act as the exchange agent for the Reverse Split. As soon as practicable following the Effective Time, the exchange agent will contact the holders of record of Common Stock to exchange the stock certificates representing their shares of Common Stock for certificates representing the number of whole shares of Common Stock into which such shares have been reclassified as a result of the Reverse Split and, if applicable, cash in lieu of a fractional share (see "No Fractional Shares" below). Each stockholder will receive instructions on how to exchange certificates. STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS. In order to receive new certificates, stockholders will be required to surrender their old certificates in accordance with the exchange agent's instructions.

     Until exchanged by the exchange agent, each old certificate will be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock into which the shares evidenced by such old certificate have been reclassified.

NO FRACTIONAL SHARES

     No fractional shares will be issued. If the number of shares held by a holder of Common Stock prior to the Effective Time is not evenly divisible into the Reverse Split Ratio selected by the Board to effect the Reverse Split, such holder will not receive a fractional share and, instead of such fractional interest, will be entitled to receive a cash payment, without interest, equal to
(1) the fractional interest times (2) the average closing price of the Common Stock on the NYSE over the ten trading days preceding the Effective Time.

     As promptly as practicable after the Effective Time, the Company will deposit with Mellon Investor Services LLC, as the exchange agent, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. The Company's stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Since the Company does not know the number of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the Reverse Split or the total amount the Company will be required to pay for fractional share interests. However, the Company expects that the amount will be immaterial.

STOCK OPTIONS

     The Board will take appropriate action to adjust proportionately the number of shares of Common Stock issuable upon exercise of outstanding options, and to adjust the related exercise prices, to reflect the Reverse Split. When the Reverse Split becomes effective, the number of shares covered by each option will be reduced by the Reverse Split Ratio chosen by the Board and the exercise price per share will be increased by one divided by the Reverse Split Ratio chosen by the Board, to account for the Reverse Split. For example, if a one-for-five Reverse Split is effected by the Company, the number of shares covered by each option will be reduced to one-fifth of the number currently covered by such option, and the exercise price per share of such option will be increased by five times.

EFFECTS OF THE REVERSE SPLIT

     Upon the effectiveness of the Reverse Split, the number of outstanding shares of Common Stock and Class B Common Stock would be automatically reduced by multiplying such number of shares by the Reverse Split Ratio selected by the Board to effect the Reverse Split.

     While the Reverse Split would, upon its effectiveness, increase the price per share of the Common Stock, it could also negatively impact the aggregate market value of the Company. There can be no assurance that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split.

     The Reverse Split may adversely affect the liquidity of the Common Stock because of the reduced number of shares outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales. The extent of the decrease in the number of outstanding shares, and the increase in the number of odd-lot shareholders, will depend on the Reverse Split Ratio selected by the Board to effect the Reverse Split.

     There will be no change in the terms of Common Stock or Class B Common Stock as a result of the Reverse Split. After the Reverse Split, shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the currently-issued Common Stock now authorized. Because no fractional shares of Common Stock will be issued, any stockholder who would own less than one whole share of Common Stock immediately following the effectiveness of the Reverse Split will cease to be a stockholder on the Effective Time. It is not anticipated that the Reverse Split will result in any material reduction in the number of holders of Common Stock. Each stockholder's percentage ownership of the Common Stock will not be altered except for the effect of eliminating fractional shares.

     Because the number of authorized shares of capital stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of Common Stock and Class B Common Stock as a result of the

Reverse Split. These shares may be issued by the Board in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following description of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, nonresident aliens, broker-dealers or insurance companies) or any aspects of state, local or foreign tax laws. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Reverse Split.

     The Company has been advised that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split should not result in the recognition by stockholders of any gain or loss for federal income tax purposes (except to the extent of the cash received in lieu of fractional shares). The holding period for each share of new common stock received by a stockholder will include the stockholder's holding period for its shares of old common stock with respect to which the shares of new common stock are issued, provided that the shares of old common stock were held as capital assets. The adjusted tax basis of each share of new common stock received by a stockholder (including the fractional share for which cash is received) will be the same as the adjusted tax basis of the shares of old common stock with respect to which the share of new common stock is issued. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss.

VOTE REQUIRED; NO APPRAISAL RIGHTS

     The affirmative vote of the holders of the majority of the outstanding shares of Common Stock and the Class B Common Stock is required for approval of the Reverse Split. Abstentions from voting on this proposal and broker non-votes will be counted as being voted against this proposal. Mr. Montrone and the Montrone family trusts and entities, as described in note (4) to the table under "Security Ownership of Certain Beneficial Owners and Management," have indicated that they intend to vote for this proposal. Therefore, it is expected that the Reverse Split will be approved by stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT EFFECTING THE REVERSE SPLIT.

     Stockholders have no right under Delaware law or the Company's Certificate of Incorporation or By-Laws to exercise dissenters' rights of appraisal with respect to the Reverse Split.

                                  PROPOSAL 3:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee of the Board, the Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the 2001 fiscal year and hereby recommends that the stockholders ratify such appointment.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $278,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $219,000. These fees were for tax consulting, due diligence services, statutory audits and other non-audit services.

     The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditors' independence.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and to respond to appropriate questions from stockholders.

                SUBMISSION OF PROPOSALS FOR 2002 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the SEC and the By-Laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 13, 2001. Proposals to be timely submitted for stockholder action at the Company's 2002 Annual Meeting must be received by the Company at its principal executive offices not less than 30 days nor more than 60 days prior to the 2002 Annual Meeting. Proposals should be directed to the attention of the Secretary, The General Chemical Group Inc., Liberty Lane, Hampton, New Hampshire 03842.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for the year ended December 31, 2000 and this proxy statement are being mailed together to all stockholders of the Company of record on March 28, 2001, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          TODD M. DUCHENE
                                          Secretary

April 12, 2001

     THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITTEN REQUEST FROM THE OFFICE OF THE SECRETARY, THE GENERAL CHEMICAL GROUP INC. LIBERTY LANE, HAMPTON, NEW HAMPSHIRE 03842.

     Additional information about the Company can be found at the Company's internet site: http://www.genchem.com

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        THE GENERAL CHEMICAL GROUP INC.

                     PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     The General Chemical Group Inc. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify and change each share of the Corporation's common stock, par value $0.01 per share, into
[               ] shares of common stock, par value $0.01 per share, and each share of the Corporation's class B common stock, par value $0.01 per share, into
[               ] shares of class B common stock, par value $0.01 per share.

     SECOND: That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable (the "Amendment"):

       Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding two new paragraphs at the end of such Section 1, with such paragraphs to read as follows:

          "Each share of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury (the "Old Common Stock") as of 5:00 p.m. (Eastern Standard Time) on the date of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time") shall be automatically
          reclassified into [               ] ([               ]) shares of
          Common Stock, par value $0.01 per share, of the Corporation (the "New Common Stock"), without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by
          [               ] shall, with respect to such fractional interest, be
          entitled to receive from the Corporation cash in the an amount equal to such fractional interest multiplied by the average closing price of the Common Stock on the New York Stock Exchange over the ten-trading day period immediately preceding the Effective Time (with the last day of such period being the date on which the Effective Time occurs) (the "Averaging Period"). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equals
          [     ] represented by such stock certificate, as adjusted with
          respect to fractional interests as provided in the preceding sentence.

          Each share of the Class B Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified into
          [          ] ([          ]) shares of Class B Stock, par value $0.01
          per share, of the Corporation (the "New Class B Stock"), without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Class B Stock which
          is not evenly divisible by [               ] shall, with respect to
          such fractional interest, be entitled to receive from the Corporation cash in the an amount equal to such fractional interest multiplied by the average closing price of the Common Stock on the New York Stock Exchange over the Averaging Period. Any stock certificate that, immediately prior to the Effective

          Time, represented shares of Old Class B Stock shall, automatically and without the necessity of presenting the same for exchange, represent
          the number of shares of New Class B Stock as equals [          ]
          represented by such stock certificate, as adjusted with respect to fractional interests as provided in the preceding sentence."

     THIRD: That the Amendment was duly adopted, in accordance with the DGCL and the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on May 16, 2001.

     IN WITNESS WHEREOF, the undersigned, being a duly authorized [title of officer] of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are
true, and accordingly has hereunto set his hand, this                day of
            , 2001.

                                          --------------------------------------
                                          [Name and Title of Officer]

                         THE GENERAL CHEMICAL GROUP INC.
                          ANNUAL MEETING, MAY 16, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 Messrs. Paul M. Meister, Todd M. DuChene and Robert J. Gagalis each with power of substitution, are hereby authorized to vote all shares of common stock of The General Chemical Group Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The General Chemical Group Inc. to be held on Wednesday, May 16, 2001, and at any adjournments, as specified on the reverse side.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

        (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE
                 HEREON AND RETURN IT IN THE ENCLOSED ENVELOPE.)

                          *  FOLD AND DETACH HERE  *

                                                           Please mark
                                                           your votes as
                                                           indicated in   [ X ]
                                                           this example

1. Election of Directors with terms expiring at the Annual Meeting in 2002.

        FOR all nominees              WITHHOLD
        listed at right              AUTHORITY
       (except as marked      to vote for all nominees
        to the contrary)            listed at right

            [  ]                       [  ]


Nominees: Paul M. Montrone, Paul M. Meister, Philip E. Beekman, John M. Kehoe, Jr., Gerald J. Lewis and Joseph M. Volpe

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

------------------------------------------------------------------------------

2. Approval of amendment to the Company's Certificate of Incorporation to effect any of a (a) one-for-five, (b) one-for-seven and one-half, or (c) one-for-ten reverse split of the Company's Common Stock and Class B Common Stock as determined by the Board of Directors in its sole discretion.

               FOR        AGAINST     ABSTAIN

              [  ]         [  ]         [  ]

3. Ratify the appointment of Deloitte & Touche LLP as inde-pendent auditors of the Company for the current fiscal year.

               FOR        AGAINST     ABSTAIN

              [  ]         [  ]         [  ]

4. In their discretion, on such other business as may properly come before the meeting.


A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE
ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE
PRESENT AND ACTING AT THE MEETING SHALL HAVE THE
POWERS CONFERRED HEREBY.


Dated:                 , 2001
      -----------------


-----------------------------------------------------------------


-----------------------------------------------------------------
Signature of Stockholder(s)-please sign name exactly as imprinted
(do not print). Please indicate any change of address.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.


--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE *